Exhibit 99.1

The Bombay Company, Inc.
2006 Non-Employee Director Stock Payment Plan

Introduction

The Bombay Company, Inc. 2006 Non-Employee Director Stock Payment Plan (the “Plan”) is hereby adopted effective as of January 29, 2006.

1. Purpose

(a) The purpose of the Plan is to provide a means by which each member of the Board of Directors of the Company (the “Board”) who is not an employee of the Company or of any Affiliate (each such person being hereafter referred to as a “Non-Employee Director”) will be given an opportunity to elect to receive their Board and Committee Chair retainer fees and meeting attendance fees in the form of common stock of the Company or to defer such payments. The word “Affiliate” as used in the Plan means any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

(b) The Company, by means of the Plan, seeks to retain the services of persons now serving as Non-Employee Directors, to secure and retain the services of persons capable of serving in such capacity, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

2. Administration

(a) The Plan shall be administered by the Board unless and until the Board delegates administration to a committee, as provided in paragraph 2(c).

(b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To construe and interpret the Plan and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(ii) To amend, suspend or terminate the Plan as provided in paragraph 9; and

(iii) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

(c) The Board may delegate administration of the Plan to a committee (the “Committee”) composed of not fewer than two (2) members of the Board who are “non-employee directors” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such rule may be hereafter amended. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3. Shares Subject to the Plan

Subject to the provisions of paragraph 8 relating to adjustments upon changes in stock, the stock that may be used to pay Fees (as defined below) shall not exceed in the aggregate Two Hundred Thousand (200,000) shares of the Company’s common stock, par value $1.00 per share (“Common Stock”).

4. Eligibility

Only Non-Employee Directors may participate in the Plan.

5. Covenants of the Company

So long as any Stock Units (as defined below) are in an Account (as defined below), the Company shall keep available at all times the number of shares of Common Stock required to satisfy its obligations in respect of such Stock Units.

6. Payment of Fees in Common Stock

(a) A Non-Employee Director will receive payment of 50% of his or her Board and Committee Chair retainer fees (collectively, “Retainer Fees”) from the Company in the form of Common Stock. A Non-Employee Director may elect to receive payment of all or any portion of his or her remaining Retainer Fees and all or any portion of his or her meeting attendance fees (“Meeting Fees”) (Retainer Fees and Meeting Fees are referred to collectively herein as “Fees”) from the Company in the form of Common Stock. Such an election shall be effective with respect to Fees payable commencing with the next fiscal quarter following the date of the election. An election to receive payment of Fees in the form of Common Stock may be revoked only by a subsequent election to receive payment of Fees in cash or to defer such Fees pursuant to paragraph 7. Any such election or revocation shall be effective with respect to Fees payable commencing with the next fiscal quarter. Notwithstanding the above, no election permitted in this paragraph 6 shall be effective if such election would cause the payment of Fees in the Company’s common stock to be a non-exempt purchase under Rule 16b-3 promulgated under the Exchange Act or terminate the Non-Employee Director’s status as a non-employee director under Rule 16b-3, unless approved by the Board or the Committee. The number of shares of Common Stock to be paid to a Non-Employee Director shall be determined by dividing the amount of Fees payable by the Fair Market Value of a share of Common Stock on the date such Fees would have been paid in cash but for the Non-Employee Director’s receipt of payment of such Fees in the form of Common Stock. “Fair Market Value” shall mean the last reported sale price of a share of Common Stock as reported on the applicable stock exchange on the relevant date of valuation or, if there is no such sale, the last reported sale price of a share of Common Stock so reported on the nearest preceding date upon which such a sale took place. The amount of any fractional share shall be paid in cash.

(b) Unless a Non-Employee Director elects to defer his or her receipt of Fees pursuant to paragraph 7, a certificate for the number of shares of Common Stock the Non-Employee Director is entitled to receive under the Plan in lieu of cash Fees shall be issued as soon as reasonably practicable following the date the director is to receive the Fees.

(c) Any provision of the Plan to the contrary notwithstanding, no Common Stock shall be issued pursuant to the Plan unless and until it is approved by the shareholders of the Company at the 2006 Annual Meeting of Shareholders. In the event it is not so approved, (A) with respect to Deferred Retainer Fees (as defined in paragraph 6(d)), (i) the Non-Employee Director will receive, in lieu of shares of Common Stock the Non-Employee Director would have received if the Plan had been approved, an amount of cash equal to the amount of the Deferred Retainer Fees (plus the amount of the matching contribution provided for in subparagraph 6(d)) otherwise payable to him or her, (ii) if the Non-Employee Director did not file a Deferral Election (as defined in paragraph 7(a)), the cash will be paid on the day such Deferred Retainer Fees are scheduled to be paid in the absence of a Deferral Election, (iii) if the Non-Employee Director filed a Deferral Election, the cash will be paid pursuant to the Deferral Election and adjusted for earnings as provided in paragraph 7(b), and (iv) the Plan will be terminated immediately following the last cash payment pursuant to the preceding clauses (ii) and (iii) and (B) with respect to any Standard Retainer Fees (as defined in paragraph 7(a)) or Meeting Fees that the Non-Employee Director had elected to take in Common Stock, the Non-Employee Director will receive, as soon as practicable after the 2006 Annual Meeting of Shareholders, in lieu of shares of Common Stock that he or she would have received if the Plan had been approved, an amount of cash equal to the amount of the Standard Retainer Fees or Meeting Fees that would have already been paid if the Plan had not been subject to shareholder approval. In the event the Plan is so approved, with respect to Standard Retainer Fees and Meeting Fees due for periods prior to the 2006 Annual Meeting of Shareholders, any Non-Employee Director who elected to receive payment of any portion of such Fees in Common Stock pursuant to paragraph 6(a) (“Stock Fees”) shall receive shares of Common Stock equal to the amount of the Stock Fees as soon as practicable after the 2006 Annual Meeting of Shareholders; and the number of shares of Common Stock to be paid to such Non-Employee Director shall be determined by dividing the amount of the Stock Fees by the Fair Market Value of a share of Common Stock on the fifth business day following the 2006 Annual Meeting of Shareholders. The amount of any fractional share shall be paid in cash.

(d) Notwithstanding the foregoing provisions of this paragraph 6 (other than subparagraph 6(c)), if any portion of the Retainer Fees for any fiscal year of the Company constitutes Retainer Fees that are scheduled to be paid after the end of such fiscal year (“Deferred Retainer Fees”), then to the extent such Deferred Retainer Fees are not in excess of 50% of all Retainer Fees for that fiscal year, they will be paid in Common Stock on the day such Deferred Retainer Fees are scheduled to be paid in the absence of a Deferral Election, along with a matching contribution in the form of Common Stock with a value equal to 25% of such Deferred Retainer Fees for that fiscal year (the “6(d) Matching Contribution”).

7. Deferral of Fees

(a) For any fiscal year, a Non-Employee Director may defer payment of all or any portion of his or her Fees by submitting an election in writing, signed by the Non-Employee Director (a “Deferral Election”) and delivered to the Company no later than December 31 of the fiscal year preceding the fiscal year for which the Fees are to be paid; provided that in the case of the first year in which a Non-Employee Director becomes eligible to participate in the Plan, an election may be made with respect to Fees yet to be paid for services to be performed subsequent to the election within 30 days after the Non-Employee Director becomes eligible to participate in the Plan. Notwithstanding the foregoing, in the event the Board or the Committee determines that any of the Fees constitute “fiscal year compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Non-Employee Director may submit a Deferral Election as late as the date prior to the beginning of the fiscal year for which the Fees are payable. Deferral Elections shall satisfy the requirements of Rule 16b-3(d) promulgated under the Exchange Act, as such rule may be hereafter amended, and shall be in compliance with Section 409A of the Code and the regulations and other guidance issued thereunder. A Non-Employee Director’s election to defer compensation for a fiscal year will be irrevocable except to the extent a revocation would not violate Code Section 409A. If the amount of Retainer Fees that are not Deferred Retainer Fees (“Standard Retainer Fees”) with respect to which a Deferral Election is made, when added to the amount of any Deferred Retainer Fees, equals at least 50% of the total Retainer Fees due to a Non-Employee Director for a particular fiscal year, the Company will make a matching contribution (the “7(a) Matching Contribution) that, when combined with the 6(d) Matching Contribution, equals 25% of the Standard Retainer Fees deferred plus the Deferred Retainer Fees; provided that the sum of the 6(d) Matching Contribution plus the 7(a) Matching Contribution will not exceed 12½% of the total Retainer Fees due for any fiscal year. The Company will not match any Meeting Fees that may be deferred.

(b) Amounts of Fees deferred, along with any 7(a) Matching Contributions, shall be credited by the Company in the form of stock units (“Stock Units”) on the date such Fees otherwise would be paid in the absence of a Deferral Election to a bookkeeping reserve account (“Account”) maintained by the Company, and the number of Stock Units credited to the Account of any Non-Employee Director deferring such Fees shall be determined as follows: First, by adding the amount of Fees to be deferred to the 7(a) Matching Contribution, if any; and Second, dividing such sum by the Fair Market Value of a share of Common Stock on the date such Fees would have been paid in cash but for the Deferral Election. If a Deferral Election is made with respect to any Deferred Retainer Fees, the number of Stock Units credited to the Account of the Non-Employee Director receiving such Deferred Retainer Fees shall be determined as follows: By dividing the total amount of the Deferred Retainer Fees with respect to which such Deferral Election is made, plus any 6(d) Matching Contribution, by the Fair Market Value of a share of Common Stock on the day such Deferred Retainer Fees are scheduled to be paid in the absence of a Deferral Election. Notwithstanding the foregoing provisions of this subparagraph 7(b), in the event a Deferral Election applies with respect to any cash payments of Deferred Retainer Fees due pursuant to subparagraph 6(c)(A)(iii), (A) the amount of cash deferred, along with any 6(d) Matching Contribution, will be credited to the Account of the Non-Employee Director receiving such Deferred Retainer Fees on the date such Deferred Retainer Fees otherwise would be paid in the absence of a Deferral Election, and (B) as of the last day of each fiscal year, the total amount of cash credited to the Account of each Non-Employee Director as of the last day of the preceding fiscal year shall be credited with interest for such fiscal year at a rate equal to the cost the Company pays to borrow funds under its principal credit agreement, based on the rate in effect on the last day of such fiscal year.

(c) All Stock Units credited to a Non-Employee Director’s Account pursuant to the Plan shall be at all times fully vested and nonforfeitable.

    (d) Stock Units credited to a Non-Employee Director’s Account shall be payable in an equal number of shares of Common Stock in a single distribution made at such time as may be specified by the Non-Employee Director in the applicable Deferral Election; provided that the designated payment date with respect to any Deferral Election must be no earlier than the first day of the fiscal year after the fiscal year in which the Fees would have been received but for the Deferral Election. The amount of any fractional shares shall be paid in cash.

(e) The Company shall issue and deliver to the Non-Employee Director a certificate for the number of shares of Common Stock due such director as payment for Stock Units as soon as practicable following the date on which Stock Units are payable.

(f) The Plan shall be unfunded with respect to the Company’s obligation to pay any amounts due pursuant to Stock Units, and a Non-Employee Director’s rights to receive any payment of any Stock Unit shall be not greater than the rights of an unsecured general creditor of the Company.

(g) Except as otherwise provided herein or approved by the Board, the right to receive payment with respect to a Stock Unit is not assignable or transferable and shall not be subject to any encumbrances, liens, pledges or charges of the Non-Employee Director or his or her creditors. Any such attempt to assign, transfer or hypothecate any Stock Unit or any right to receive a Stock Unit shall be void and of no force and effect whatsoever.

(h) A Non-Employee Director may designate a beneficiary or beneficiaries to receive any distributions under the Plan upon his or her death.

(i) In the event a cash dividend is declared with respect to the Common Stock, the Account of each participating Non-Employee Director shall be credited with a number of Stock Units determined as follows: First, calculate the product of (i) the cash dividend payable with respect to each share of Common Stock and (ii) the total number of Stock Units credited to the Account as of the record date for such dividend; and Second, divide such product by the Fair Market Value of a share of Common Stock on the payment date for such dividend.

(j) In the event the Non-Employee Director suffers a “Financial Hardship” (as hereinafter defined), the Company may make a distribution to the Non-Employee Director as a hardship benefit (the “Hardship Benefit”), with respect to any portion of the Stock Units credited to the Non-Employee Director’s Account up to, but not in excess of, the total Stock Units credited to the Account as of the date a Hardship Benefit is distributed. Any Hardship Benefit shall be distributed at such time or times as the Company shall determine, and the Non-Employee Director’s Account shall be reduced by the amount so distributed. “Financial Hardship” shall mean a financial need of the Non-Employee Director caused by an unforeseeable emergency. An “unforeseeable emergency” for this purpose is a severe financial hardship to the Non-Employee Director resulting from a sudden or unexpected illness or accident of the Non-Employee Director, or of a dependent (as defined in Internal Revenue Code Section 152(a)) of the Non-Employee Director, loss of the Non-Employee Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Non-Employee Director.

Payment under this paragraph 7(j) shall not be made to the extent that such Financial Hardship is or may be relieved:

(i) through reimbursement or compensation by insurance; or

(ii) by liquidation of the Non-Employee Director’s assets, to the extent the liquidation of such assets would not itself cause a Financial Hardship.

Withdrawals of amounts because of an unforeseeable emergency shall be made only to the extent reasonably needed to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.

No distribution shall be made to a Non-Employee Director pursuant to this paragraph 7(j) unless such director requests a distribution in writing and provides to the Company such information and documentation with respect to his or her unforeseeable emergency as may be requested by the Company. The Company shall determine whether, and to what extent, a Non-Employee Director’s application for a Hardship Benefit will be approved, based on the facts and circumstances of the case. Such determination shall be final, conclusive and binding on all persons.

8. Adjustments upon Changes in Stock

If any change is made in the stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise, the Plan (including the total number of shares and kind of shares issuable under the Plan) and Stock Units will be appropriately adjusted by the Board to account for the change. The Stock Units created pursuant to the Plan shall not affect in any way the right or power of the Company to issue additional Common Stock or other securities, make adjustments, reclassifications, reorganizations or other changes in its corporate, capital or business structure, to participate in a merger, consolidation or share exchange or to transfer its assets or dissolve or liquidate.

9. Amendment, Suspension or Termination of the Plan

The Board may at any time, and from time to time, amend, suspend or terminate the Plan; provided that no amendment shall be effective unless approved by the shareholders of the Company to the extent the Board determines shareholder approval of such amendment is necessary or desirable; and provided further that rights and obligations under any Stock Unit credited or to be credited before any amendment, suspension or termination of the Plan shall not be altered or impaired by such amendment, suspension or termination of the Plan except with the consent of the person to whom the Stock Unit was credited or is to be credited. Any provision of the Plan to the contrary notwithstanding, upon termination of the Plan, the Board may in its sole discretion cause all Stock Units credited to an Account for a Non-Employee Director to be immediately payable to such director in the form of shares of Common Stock equal in number to the Stock Units credited to the Account as of the date of such Plan termination, provided that such accelerated distribution complies with the requirements of Code Section 409A and the regulations and other guidance thereunder. If the Board does not cause such accelerated payment, the Stock Units credited to Accounts of Non-Employee Directors as of the date of the Plan termination shall be paid in accordance with the provisions of the Plan as in effect immediately prior to such termination.

10.	Changes of Control, Acceleration of Right to Exercise and Distribution of Stock Units

(a) Notwithstanding anything in the Plan to the contrary, in the event a Change of Control (as defined below) occurs, then and notwithstanding the provisions of paragraph 7(d), all Stock Units credited to an Account for a Non-Employee Director shall, on the date of the occurrence of a Change of Control, be immediately payable to such director in the form of shares of Common Stock equal in number to the Stock Units held as of the date of the Change of Control.

(b) “Change of Control” shall mean the occurrence of any of the following events:

(i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership of 35% or more of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided that any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be, shall not constitute a Change of Control;

(ii) a majority of the individuals who, as of February 1, 2005 constituted the Board (the “Incumbent Board”) are replaced during any 12-month period; provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company; or

(iii) approval by the shareholders of the Company of a reorganization, merger or consolidation of the Company and the satisfaction of all conditions precedent to the transaction, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition (other than to a “related person” as such term is used under Code Section 409A and the regulations and other guidance thereunder) of all or substantially all of the assets of the Company.

11. Code Section 409A

Any provision of the Plan to the contrary notwithstanding, the Plan is designed to comply with the requirements of Code Section 409A and the regulations and other guidance thereunder and shall be interpreted in a manner consistent with Code Section 409A and the regulations and other guidance thereunder. To the extent any provision of the Plan violates Code Section 409A, it shall not be effective.

12. Effective Date of Plan

The Plan shall be effective as of January 29, 2006.